EXHIBIT 99.1

FOR IMMEDIATE RELEASE Date Submitted: January 24, 2007 NASDAQ Symbol: FBMI	NEWS RELEASE Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2006 RESULTS

Highlights Include:

•	Net income for the full year of 2006 up 1.0% from 2005, with the help of earnings from Keystone Community Bank
•

Earnings per share (diluted) of $0.33 for the fourth quarter of 2006 compared to $0.43 in the fourth quarter of 2005, and $1.55 for the year 2006 compared to $1.64 in 2005, with all amounts adjusted for the 5% stock dividend paid in December of 2006

•	Net interest margin contracts due to the flat yield curve and increasing deposit costs
•	Capital remains strong

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced earnings per share of $0.33 for the fourth quarter of 2006, a decrease of 23.3% compared to $0.43 for the fourth quarter of 2005. Net income was $2,168,000 for the quarter ended December 31, 2006, down 24.4% from the $2,868,000 for the quarter ended December 31, 2005. Returns on average assets and average equity for the fourth quarter of 2006 were 0.79% and 8.9%, respectively, compared with 1.09% and 12.2%, respectively, in the fourth quarter of 2005. Decline in the net interest margin was the primary cause of the decreased level of earnings. All per share amounts are fully diluted and have been adjusted to reflect the 5% stock dividend paid in December of 2006.

For the full year 2006 compared to the full year 2005, earnings per share of $1.55 in 2006 decreased 5.5% from $1.64 in 2005. Net income was $10,208,000 for 2006, up 1.0% from the $10,110,000 for 2005, including the benefit of adding Keystone Community Bank. Returns on average assets and average equity for 2006 were 0.95% and 10.7%, respectively, compared with 1.15% and 12.8%, respectively, in 2005. As required by SFAS 123R, Firstbank Corporation began expensing the fair value of stock options in 2006 as a reduction of net income rather than as a footnote item as disclosed in prior periods. This accounting change reduced earnings per share in 2006 by slightly over $0.02 per share.

In its third quarter earnings announcement and 10-Q filing, Firstbank discussed two issues with problem credits. The first was a $3.1 million credit which had been charged down in the third quarter by the amount of previously established reserves with the remaining balance transferred to other real estate owned. During the fourth quarter, this real estate collateral was sold at no material gain or loss to Firstbank. The second situation was a loan of similar size which is performing but for which a specific reserve previously had been established due to concerns regarding prospects for the business. At December 31, 2006, the borrower is negotiating the sale of a business, but the sale has not consummated. Should this sale occur, it would result in a negative provision expense to reverse the previously established reserves. Total portfolio loans of $910 million were 0.3% below the level at September 30, 2006, reflecting the payoff of a $10.5 million group of loans late in December. Total assets at December 31, 2006, were $1.1 billion and increased 3.3% over the year-ago period. Total deposits as of December 31, 2006, were $835 million, compared to $820 million at September 30, 2006, and compared to $811 million at December 31, 2005.

Firstbank’s net interest margin, at 3.98% in the fourth quarter of 2006, declined by 17 basis points from the 4.15% level for the third quarter of 2006. As the prime rate has not changed since June and the yield curve remains flat, Firstbank’s yield on earning assets remained essentially unchanged. The yield on earning assets did decline 0.02% as certain amortization periods expired related to Keystone merger accounting adjustments that had provided a small benefit to the yield on earning assets. More significantly, the cost of funding earning assets increased 0.15% in the fourth quarter of 2006 compared to the third quarter of 2006. Customers continued to adjust to market interest rates, and deposit balances shifted from lower rate products to higher rate products, mostly certificates of deposit. Competitive pressures and the flat yield curve kept these deposit rates high providing only a narrow margin to rates available for making loans.

Mr.     Sullivan stated, “In the fourth quarter two of the three major challenges facing banks in Michigan, and to some degree nationally, came to bear on the earnings of our company. The persistent flat yield curve combined with the cessation of interest rate increases meant that deposit costs continued to roll up while asset yields held firm. Margins were squeezed to a greater extent than we have ever seen before. Secondly, economic activity in Michigan is lagging other regions of the country. While certain areas of Michigan are more affected than the markets Firstbank serves, real estate activity is particularly slow and loan growth is modest. The third area of challenge is asset quality, and while we have had some increase in situations that require attention, for the most part our lenders have been able to resolve issues favorably and our loan structures and borrowers are proving sound. We remain confident that the capabilities of our people and the strong financial condition of our company will allow us to move through the period of challenge and remain well positioned to benefit from improving conditions.”

In October of 2006, Firstbank’s new captive insurance company known as FBMI Risk Management Services, Inc., began operations. This unit provides risk management and insurance services to Firstbank Corporation affiliates and is expected to provide improved management of risks not otherwise covered by externally provided insurance, in a cost effective way. There has been no related reduction in externally provided insurance coverage, although greater reliance on self-insurance may be considered in the future.

Non-interest income declined 4.6% in the fourth quarter of 2006 and was 0.7% higher than the level in the fourth quarter of 2005, primarily due to low activity in the real estate markets in Michigan. The low real estate volumes affected gain on sale of mortgages, which was off 10.4% in the fourth quarter of 2006 compared to the third quarter and was 14.4% below the year-ago level. Title insurance, appraisal, and brokerage revenues generated through non-bank subsidiaries and reported as part of other non-interest income were also impacted. During the year, Firstbank sold its interest in its appraisal subsidiary and reduced its interest in its title insurance subsidiary to slightly below 55%, as previously announced.

Shareholders’ equity decreased 0.2% in the fourth quarter of 2006, and was 2.4% above the level at December 31, 2005, as share repurchase continued to be used to maintain appropriate capital levels. Firstbank Corporation repurchased 66,000 shares in the fourth quarter of 2006, bringing the total number of shares repurchased in 2006 to 222,500, or $5.25 million. The ratio of average equity to average assets stood at 8.8% in the fourth quarter of 2006 – a level consistent over the past two years – indicating that strong equity capital has been maintained.

Provision for loan loss expense was $169,000 in the fourth quarter of 2006 and $767,000 for full year 2006, compared to $141,000 and $295,000 respectively in 2005. Net charge-offs were $892,000 in the fourth quarter of 2006 and $2,359,000 for full year 2006. Provision expense in 2006 exceeded net charge-offs excluding amounts charged off against specific reserves. Annualized as a percentage of average loans, net charge-offs were 0.39% in the fourth quarter of 2006 and 0.26% for full year 2006. The ratio of non-performing loans (including loans past due over 90 days) to loans was 0.47% at December 31, 2006, improving from 0.82% at December 31, 2005.

Firstbank Corporation, headquartered in Alma, Michigan, is a six bank financial services company with assets of $1.1 billion and 41 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; and Keystone Community Bank.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Dec 31 2006	Sep 30 2006	Dec 31 2005

ASSETS

Cash and cash equivalents:
Cash and due from banks	$32,084	$29,194	$36,037
Short term investments	24,853	6,703	17,295

Total cash and cash equivalents	56,937	35,897	53,332

Securities available for sale	69,125	71,900	73,811
Federal Home Loan Bank stock	5,924	6,137	6,309
Loans:
Loans held for sale	1,120	1,236	293
Portfolio loans:
Commercial	194,810	205,424	183,473
Commercial real estate	286,249	295,172	302,471
Residential mortgage	284,137	279,883	272,402
Real estate construction	81,218	67,743	61,067
Consumer	63,106	64,142	59,211

Total portfolio loans	909,520	912,364	878,624
Less allowance for loan losses	(9,966)	(10,689)	(11,559)

Net portfolio loans	899,554	901,675	867,065

Premises and equipment, net	20,232	19,916	19,477
Goodwill	20,094	20,094	19,888
Other intangibles	3,045	3,206	3,710
Other assets	19,954	20,600	17,233

TOTAL ASSETS	$1,095,985	$1,080,661	$1,061,118

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$131,942	$121,320	$130,556
Interest bearing accounts:
Demand	161,228	168,597	187,398
Savings	127,301	129,578	133,584
Time	350,710	332,849	275,773
Wholesale CD's	64,245	67,554	83,794

Total deposits	835,426	819,898	811,105

Securities sold under agreements to
repurchase and overnight borrowings	35,179	36,350	43,311
FHLB Advances and notes payable	94,177	93,703	90,634
Subordinated Debt	20,620	20,620	10,310
Accrued interest and other liabilities	14,803	14,075	12,181

Total liabilities	1,000,205	984,646	967,541

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 20,000,000 shares authorized	91,652	86,108	87,634
Retained earnings	4,259	10,047	6,198
Accumulated other comprehensive income/(loss)	(131)	(140)	(255)

Total shareholders' equity	95,780	96,015	93,577

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,095,985	$1,080,661	$1,061,118

Common stock shares issued and outstanding	6,484,202	6,529,662	6,591,937
Principal Balance of Loans Serviced for Others ($mil)	$472.0	$472.3	$473.3

Asset Quality Ratios:
Non-Performing Loans / Loans^	0.47%	0.43%	0.82%
Non-Perf. Loans + OREO / Loans^ + OREO	0.65%	0.85%	0.94%
Non-Performing Assets / Total Assets	0.54%	0.72%	0.78%
Allowance for Loan Loss as a % of Loans^	1.10%	1.17%	1.32%
Allowance / Non-Performing Loans	234%	271%	160%

Quarterly Average Balances:
Total Portfolio Loans^	$915,191	$914,979	$868,701
Total Earning Assets	999,225	995,226	957,246
Total Shareholders' Equity	95,761	95,844	92,547
Total Assets	1,083,518	1,082,031	1,037,354
Diluted Shares Outstanding	6,543,831	6,593,801	6,600,591

^ Total Loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Twelve Months Ended:

	Dec 31 2006	Sep 30 2006	Dec 31 2005	Dec 31 2006	Dec 31 2005

Interest income:
Interest and fees on loans	$17,303	$17,366	$15,631	$67,200	$50,030
Investment securities
Taxable	534	552	501	2,139	1,952
Exempt from federal income tax	266	245	244	1,000	956
Short term investments	150	110	88	447	192

Total interest income	18,253	18,273	16,464	70,786	53,130
Interest expense:
Deposits	6,469	6,066	4,536	22,942	12,368
Notes payable and other borrowing	1,992	2,000	1,670	7,779	5,446

Total interest expense	8,461	8,066	6,206	30,721	17,814
Net interest income	9,792	10,207	10,258	40,065	35,316
Provision for loan losses	169	213	141	767	295

Net interest income after provision for loan losses	9,623	9,994	10,117	39,298	35,021
Noninterest income:
Gain on sale of mortgage loans	309	346	362	1,265	1,686
Service charges on deposit accounts	935	955	856	3,828	3,137
Gain on sale of securities	0	0	0	7	34
Mortgage servicing	194	128	79	526	205
Other	930	1,055	1,055	4,507	4,670

Total noninterest income	2,368	2,484	2,352	10,133	9,732
Noninterest expense:
Salaries and employee benefits	4,817	4,589	4,481	18,591	16,100
Occupancy and equipment	1,339	1,290	1,244	5,132	4,240
Amortization of intangibles	161	168	168	665	394
FDIC insurance premium	25	24	22	102	84
Other	2,677	2,496	2,405	10,331	9,122

Total noninterest expense	9,019	8,567	8,320	34,821	29,940
Income before federal income taxes	2,972	3,911	4,149	14,610	14,813
Federal income taxes	804	1,194	1,281	4,402	4,703

Net Income	$2,168	$2,717	$2,868	$10,208	$10,110

Fully Tax Equivalent Net Interest Income	$9,971	$10,354	$10,427	$40,699	$35,898
Per Share Data:
Basic Earnings	$0.33	$0.41	$0.44	$1.56	$1.67
Diluted Earnings	$0.33	$0.41	$0.43	$1.55	$1.64
Dividends Paid	$0.214	$0.214	$0.200	$0.852	$0.789
Performance Ratios:
Return on Average Assets*	0.79%	0.99%	1.09%	0.95%	1.15%
Return on Average Equity*	8.9%	11.2%	12.2%	10.7%	12.8%
Net Interest Margin (FTE) *	3.98%	4.15%	4.34%	4.13%	4.40%
Book Value Per Share+	$14.77	$14.70	$14.20	$14.77	$14.20
Average Equity/Average Assets	8.8%	8.9%	8.9%	8.9%	9.0%
Net Charge-offs	$892	$1,144	$618	$2,359	$1,265
Net Charge-offs as a % of Average Loans^*	0.39%	0.50%	0.28%	0.26%	0.17%

* Annualized
+ Period End
^ Total loans less loans held for sale